UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 31, 2014
US Tungsten Corp.
(Exact name of registrant as specified in its charter)
Nevada	333-151702	77-0721432
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
871 Coronado Centre Drive, Suite 200, Henderson, NV 89052
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(702) 940-2323
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On July 31, 2014, our board of directors held a directors meeting to determine the immediate future of our company. At the board meeting, our directors and sole officer considered their resignations, fiduciary duties and general circumstances and reasons for the resignations, including the actions undertaken over the past years to manage, oversee and monitor the company’s business in such difficult and adverse conditions.  As a result, our company intends to cease operations and accept the resignations of our directors and officer, consisting of Barry Wattenberg and Norman Marcus. Several of the factors considered by our board include, but are not limited to, the following:

•

No progress can be made on the exploration program at our company's Montana property given our current financial condition and the fact that the claims are no longer in good standing as we have not fulfilled the terms of our agreement for their exploration and development.

•

As of the current date, our company has minimal funds in the bank, and has been unable to raise sufficient capital to continue.

•

Our board has concluded that they will be unable to secure any further funding given current market conditions.

Our board has considered the applicability of NRS 78.630, that is, when a corporation becomes insolvent or suspends its ordinary business for want of money to carry on the business, or if its business has been and is being conducted at a great loss and greatly prejudicial to the interest of its creditors or stockholders, any creditors holding 10 percent of the outstanding indebtedness, or stockholders owning 10 percent of the outstanding stock entitled to vote, may, by petition setting forth the facts and circumstances of the case, apply to the Nevada district court for a writ of injunction and the appointment of a receiver or receivers or trustee.

It is on this basis, and these considerations, that the members of our board and our executive officer have concluded that the above noted resignations and ultimate winding up of our company is the only viable alternative.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US TUNGSTEN CORP.
/s/ Barry Wattenberg
Barry Wattenberg
Chief Financial Officer and Director
Date:	August 12, 2014